EXHIBIT 10.1

AMENDMENT NO. 1
TO
CONTRIBUTION AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”) is made as of the 8 day of November, 2010, by and among Liberty International Holdings Limited, a private company limited by shares organized under the laws of England and Wales (“LIH”), Equity One, Inc., a Maryland corporation (“Equity One”), and Capital Shopping Centres plc, a public limited company organized under the laws of England and Wales (“CSC”).

WHEREAS, LIH, Equity One and CSC are parties to that certain Contribution Agreement, dated as of May 23, 2010 (the “Contribution Agreement”);

WHEREAS, LIH, Equity One and CSC desire to amend certain terms of the Contribution Agreement as set forth herein; and

WHEREAS, all capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Contribution Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendment to Section 1.1 (Defined Terms). Section 1.1 of the Contribution Agreement is hereby amended to amend and restate in its entirety the definition of Working Capital Threshold as follows:

“Working Capital Threshold” means zero unless the closing of the sale of that certain property located on South Figueroa Street in Los Angeles, California as contemplated by that Agreement for Purchase and Sale of Property, made as of October 27, 2010, by and between Capital Oak Venture, LLC and Mount St. Mary’s College (the “Figueroa Property”) has occurred, in which case the Working Capital Threshold will be increased by an amount equal to the net proceeds from the sale of the Figueroa Property.  For purposes of this definition, “net proceeds” shall mean the purchase price for the Figueroa Property less all income taxes payable in connection with the sale of the Figueroa Property and less all out-of-pocket costs or expenses paid or incurred by the Company or its subsidiaries from and after May 23, 2010 in connection with positioning for sale and selling the Figueroa Property; provided, that if the aggregate amount of such costs and expenses exceeds $500,000, the amount of such excess shall be subject to Equity One’s approval, such approval not to be unreasonably withheld or delayed.”

2.	Amendment to Section 2.4 (Closing Date). Section 2.4 of the Contribution Agreement is hereby amended to amend and restate in its entirety the first sentence thereof as follows:

“Unless this Agreement is sooner terminated or extended pursuant to its terms, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on January 4, 2011 or such other date as agreed to by Equity One and LIH, subject, in any case, to each of the closing conditions specified in Article 6 hereof having been satisfied, or to the extent permitted, waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) (such date, the “Closing Date”).”

3.
Amendment to Section 2.5(a)(v) (Deliverables at Closing - Subscription Agreement; Equity One Shares).  Section 2.5(a)(v) of the Contribution Agreement is hereby amended and restated in its entirety as follows:

“(v)          Subscription Agreement; Equity One Shares. To LIH, signature page(s) to the Subscription Agreement, dated as of the Closing Date and duly executed by Equity One and to LIH (or, at LIH’s election, any member of the Liberty Group (as defined in the Equityholders Agreement) designated by LIH) the shares of Equity One Common Stock to be delivered pursuant to the terms of the Subscription Agreement;”

4.	Amendment to Sections 4.1(s)(xiv) and (xv) (Tax Matters). Sections 4.1(s)(xiv) and (xv) of the Contribution Agreement are hereby amended and restated in their entirety as follows:

“(xiv)       If the Company’s taxable year beginning on January 1, 2011 ended with the Closing, no more than 5% of the gross income for the Company for such period would be derived from the sources not described in Section 856(c)(2) of the Code and the distributions made by the Company on or prior to the Closing Date would not be less than the Company’s real estate investment trust taxable income within the meaning of Section 857(b)(2) of the Code for such taxable year;

(xv)          Since January 1, 2011, the Company has not recognized any gain from the sale or disposition of a United States real property interest within the meaning of Section 897(c) of the Code;”

5.	Amendment to Section 5.13(c) (Consent of Mortgage Lenders). Section 5.13(c) of the Contribution Agreement is hereby amended and restated in its entirety as follows:

“(c)          Subject to Section 5.13(a) above, in the event a Mortgage Consent is not received for any Property by November 15, 2010, then Equity One shall have the right, by written notice to LIH on or prior to such date, to assume all negotiations with the relevant lenders during the period from November 15, 2010 through January 4, 2010 for the purpose of procuring such Mortgage Consent by the Closing Date; provided, however, that in exercising its rights under this Section 5.13(c), Equity One shall be responsible for any incremental cost to obtain those Mortgage Consents with respect to which Equity One exercises its rights hereunder, and LIH shall continue to be solely responsible for the costs set forth in Section 5.13(b) in obtaining such Mortgage Consents.  The exercise of such rights shall be at the election of Equity One; provided, that at all times during such period Equity One shall continue to use its commercially reasonable efforts to obtain such Mortgage Consents.”

6.	Amendment to Section 5.20 (Name Change). Section 5.20 of the Contribution Agreement is hereby amended and restated in its entirety as follows:

“5.20        Name Change.  At Equity One’s discretion, and as soon as reasonably practicable (but in no event earlier than January 1, 2012), Equity One shall (directly or indirectly) cause EQY-CSC to cause the Company to file a certificate of amendment to the Amended and Restated Certificate of Incorporation of the Company for the purpose of changing the Company’s name.”

7.	Addition of Section 6.5. The Contribution Agreement is hereby amended by adding a new Section 6.5 as follows:

“6.5.         Payment of the Serramonte Loan.  Equity One, LIH and CapCo agree that simultaneously with the Closing, Equity One (or an Affiliate) shall wire sufficient funds (the “Payoff Amount”) to the lender(s) to pay off the Promissory Note, dated July 13, 2004, by Daly City Serramonte Center, LLC (“Borrower”) (which note is the mortgage loan for Serramonte Center) (such loan, the “Serramonte Loan” and such wire transfer, the “Serramonte Loan Repayment”).  In consideration for the Serramonte Loan Repayment, Equity One (or its Affiliate) shall be issued a number of Class B Shares in EQY-CSC equal to the Payoff Amount divided by $16.50, and Exhibit A to the EQY-CSC Operating Agreement shall be revised to reflect such issuance.  As set forth in that certain letter agreement, dated October 14, 2010, Equity One acknowledges that the lender will be entitled to a fee of $450,000 in the event the Serramonte Loan Repayment is not effected on the Closing Date and that neither Equity One nor Borrower nor any of their Affiliates will be entitled to any indemnification or reimbursement (under this Agreement or otherwise) from LIH, CSC or any of their Affiliates for such $450,000 fee if Equity One elects not to effect the Serramonte Loan Repayment.  CapCo shall keep Equity One informed on a reasonably current basis on the status of a pay-off letter for the Serramonte Loan.”

8.	Amendment to Section 5.22 (Registration Statement). Section 5.22 of the Contribution Agreement is hereby amended and restated in its entirety as follows:

“5.22        The Registration Statement.  Equity One has filed with the SEC an automatic shelf registration statement (as defined under Rule 405 under the Securities Act) on Form S-3 (File No. 333-166800), including a base prospectus dated May 13, 2010, relating to certain securities of Equity One (the “Registration Statement”).  Prior to the Closing, Equity One will prepare a prospectus supplement specifically relating to the shares of EQY Common Stock received by LIH under the Transaction Documents or issuable in redemption of LIH LLC Shares (the “Prospectus Supplement”), provided, however, that before filing the Prospectus Supplement, Equity One will furnish a copy of the Prospectus Supplement proposed to be filed to LIH and provide reasonable time for LIH and its counsel to comment upon the Prospectus Supplement.  Equity One shall file the Prospectus Supplement with the SEC no later than the Closing Date.  As of its effective date and as of the Closing Date, the Registration Statement will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  In connection with the filing of the Prospectus Supplement, LIH shall furnish in writing to Equity One such information regarding LIH (and any of its Affiliates) requested by Equity One as is necessary or it reasonably deems advisable for inclusion in the Prospectus Supplement.  If the Registration Statement is effective and the Prospectus Supplement is filed and available for use as of the Closing Date, Equity One shall have satisfied its obligation to file an Initial Registration Statement under the Registration and Liquidity Rights Agreement.”

9.	Amendment to Section 7.1(a)(ii) (Termination). Section 7.1(a)(ii) of the Contribution Agreement is hereby amended and restated in its entirety as follows:

“(ii) by either LIH or Equity One, as the case may be, if the Closing shall not have occurred by January 31, 2011 (the “Termination Date”);”

10.	Amendment to Section 7.6 (Amended EQY Charter). Section 7.6 of the Contribution Agreement is hereby amended and restated in its entirety as follows:

“7.6          [RESERVED].”

11.
Amendment of Operating Agreement of EQY-CSC LLC.  The form of Operating Agreement of EQY-CSC LLC attached to the Contribution Agreement as Exhibit D is hereby amended by adding a new definition to Section 1.1 (Definitions) and adding a new Section 5.7 as follows:

“CapCo Excise Tax” shall mean the lesser of (x) the aggregate amount of any excise taxes actually paid by CapCo pursuant to Section 4981 of the Code (and any analogous provision of state law) with respect to its 2011 taxable year and (y) $866,000.

“5.7          Reduction of LIH Distributions for CapCo Excise Tax.

(a)            Notwithstanding the foregoing provisions of this Article 5, the amount that (but for this Section 5.7(a)) would otherwise be distributable in respect of Class A Shares held by the LIH Shareholder(s) pursuant to Section 5.1(a) shall be reduced by the amount of the CapCo Excise Tax.  Such reduction shall take place in the taxable year in which the CapCo Excise Tax is actually paid by CapCo.  The amount of such reduction shall be treated as having been distributed to the LIH Shareholder(s), pursuant to Section 5.1(a) at the time of such reduction for purposes of the relevant provisions of this Agreement (other than those relating to the maintenance of Capital Accounts and the allocation of Net Income, Net Loss or items of Net Income or Net Loss) and shall increase the amount of Available Cash distributable to holders of Class B Shares.

(b)            If the amount distributable in respect of Class A Shares held by the LIH Shareholder(s) is reduced under Section 5.7(a), CapCo shall, and Equity One shall cause CapCo to, deliver to the LIH Shareholder(s) a copy of the tax return with respect to which the applicable CapCo Excise Tax is payable.  Such tax return shall be delivered to the LIH Shareholder(s) within five Business Days after request therefor by the LIH Shareholder(s).

(c)            Notwithstanding the foregoing provisions of this Article 5, if CapCo receives any refund of, or credit with respect to, any CapCo Excise Tax (an “Excise Tax Refund”), the amount that (but for this Section 5.7(c)) would otherwise be distributable in respect of Class A Shares held by the LIH Shareholder(s) shall be increased by the amount of the Excise Tax Refund.

(d)            CapCo shall, and Equity One shall cause CapCo to, use commercially reasonable efforts to mitigate the amount of any CapCo Excise Tax imposed on CapCo in connection with any sale of any property owned directly or indirectly by CapCo, including (without limitation) by structuring prospective sales as like kind exchanges within the meaning of Section 1031 of the Code; provided, however, that no provision of this Agreement or any other Transaction Document shall require CapCo to (A) dispose of any asset in a like kind exchange if CapCo determines in good faith that a fully taxable disposition would produce materially greater after-tax proceeds to CapCo or (B) make the “required distribution” within the meaning of Section 4981 of the Code with respect to its 2011 taxable year if, during such year, CapCo or one or more of its direct or indirect subsidiaries (other than a taxable REIT subsidiary) engaged in a sale, exchange, or other disposition of any asset, including a sale or exchange that will be reported as qualifying in its entirety for tax-deferred treatment.  Equity One agrees to confer with LIH before CapCo engages in an asset transfer that would be taxable in whole or in part if such transaction would result in any CapCo Excise Tax. In any event, Equity One agrees to notify LIH as promptly as practicable after determining that any CapCo Excise Tax will be or has been incurred and the amount thereof and the facts pertaining thereto.”

12.
Amendment of Tax Matters Agreement.  The form of Tax Matters Agreement attached to the Contribution Agreement as Exhibit H thereto is hereby removed and replaced in its entirety with the form of Tax Matters Agreement attached hereto as Exhibit A hereto.

13.	Amendment to Schedule 3.1 (Working Capital). Section 1(A) of Schedule 3.1 (Current Assets) is hereby amended and restated in its entirety as follows:

“A.           Current Assets.  Except as set forth in this Schedule 3.1, (i) current assets of the Company means the sum of the following line items as reflected on the Company’s balance sheet: cash, time certificates of deposit, money market accounts, notes and accounts receivable and prepaid expenses; (ii) current assets of Trio means the sum of the following line items as reflected on Trio’s balance sheet: cash, intercompany cash and accounts receivable; and (iii) current assets of the Company shall be increased by an amount equal to the sum of all reasonable out-of-pocket costs or expenditures paid or incurred by the Company or any of its subsidiaries following the date of the Contribution Agreement in connection with preparing to market and/or marketing a Property for sale at Equity One’s request. As of November 5, 2010, Equity One has requested that the following Properties be prepared for marketing and/or marketed: (1) Pacific Financial Center, 800 West Sixth Street, Los Angeles, California, 90017; (2) Park Plaza, 1303 J Street, Sacramento, California 95814; (3) Danville-San Ramon Medical Center, 901-919 San Ramon Valley Boulevard, Danville California 94526; (4) Trio Apartments, 621 Colorado Boulevard, Pasadena, California 91101; (5) 595 East Colorado Boulevard, Pasadena, California 91101; and (6) 625 3rd Street, San Francisco, California 94107.  For the avoidance of doubt, LIH and CapCo acknowledge and agree that the sale of any such Property (or the entry into any agreement to sell any such Property) shall require the prior written consent of Equity One, which consent shall not be unreasonably withheld or delayed, in accordance with the terms of Section 5.1 of the Contribution Agreement.”

14.
Interpretation.  The Contribution Agreement shall not be amended or otherwise modified by this Amendment except as set forth in Sections 1 through 13 of this Amendment.   The provisions of the Contribution Agreement that have not been amended hereby shall remain in full force and effect.  The provisions of the Contribution Agreement amended hereby shall remain in full force and effect as amended hereby. In the event of any inconsistency or contradiction between the terms of this Amendment and the Contribution Agreement, the provisions of this Amendment shall prevail and control.

15.
Reference to the Agreement.  On and after the date hereof, each reference in the Contribution Agreement to “this Agreement”, “hereof” and “herein” and words of similar import shall, unless otherwise stated, be construed to refer to the Contribution Agreement as amended by this Amendment.  No reference to this Amendment need be made in any instrument or document at any time referring to the Contribution Agreement, a reference to the Contribution Agreement in any such instrument or document to be deemed to be a reference to the Contribution Agreement as amended by this Amendment.

16.
Multiple Counterparts.  This Amendment may be executed manually or by facsimile in multiple counterparts.  If so executed, all of such counterparts shall constitute but one agreement, and, in proving this Amendment, it shall not be necessary to produce or account for more than one such counterpart.

17.
Governing Law.  This Amendment shall be governed by and construed in accordance with the internal Laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

LIBERTY INTERNATIONAL HOLDINGS LIMITED

By:	/s/David Fischel
Name:	David Fischel
Title:	Director

CAPITAL SHOPPING CENTRES PLC

By:	/s/David Fischel
Name:	David Fischel
Title:	Director

EQUITY ONE, INC.

By:	/s/Jeffrey S. Olson
Name:	Jeffrey S. Olson
Title:	Chief Executive Officer

Signature Page to Amendment No. 1 to Contribution Agreement

Exhibit A

[Tax Matters Agreement]